SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.__)

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|_|   Preliminary Proxy Statement
|X|   Definitive Proxy Statement
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|_|   Soliciting Material Pursuant to ss. 240.14a-12

                                    SBE, INC.
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                (Name of Registrant as Specified In Its Charter)

                                 Not applicable
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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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|GRAPHIC|


TO OUR SHAREHOLDERS:

We cordially invite you to attend our Annual Meeting of Stockholders on Tuesday, March 21st at our new headquarters located at 4000 Executive Parkway, Suite 200, San Ramon, California at 9:00 a.m. Pacific Time.

At the meeting, you will receive an update on our company's products and operations, and meet with SBE's directors and executives. Several items of business are to be considered at this meeting. These items are fully detailed in the proxy statement included with this letter. You will be asked to approve a new equity incentive plan; elect a director; and ratify the selection of independent auditors.

During the past year, SBE has invested heavily in both iSCSI storage software and VoIP board-level solutions - and we're beginning to see market traction develop in the form of increased sales activity. Strategic product planning and deployment, as well as employee retention and recruitment, continue to be important in successfully executing on our business objectives. Maintaining adequate liquidity is absolutely critical to our viability at this stage, so we've made necessary expense reductions in order to minimize cash burn while we execute on our sales growth initiatives.

An important item on the agenda is the 2006 Equity Incentive Plan which is intended to replace SBE's expired 1996 Stock Option Plan. We ask our shareholders to vote in favor of the new plan, as well as 1,500,000 shares to be issued under the 2006 Equity Incentive Plan. This plan will provide the company with incentive stock options for employee retention as well as non-statutory stock options for essential new hires. It will also allow the company to continue granting stock awards as a means to offset employee salary reductions during this critical period of aggressive cash conservation.

We understand and recognize our investors' perspective with regard to revenue timing and share dilution, and appreciate your patience and loyalty at this critical stage as we reposition the company for long-term growth.

The SBE Board of Directors recommends a "Yes" vote in favor of the proposals and director nominee.

Only shareholders of record at the close of business on February 8, 2006 will be entitled to vote at the annual meeting or any adjournment thereof. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope to ensure that your shares are represented and voted at the meeting. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

On behalf of your board of directors, thank you for your continued investment in and support of SBE.



                                          Sincerely,

                                          /s/ Dan Grey

                                          Dan Grey
                                          President and Chief Executive Officer

                                    SBE, INC.
                        4000 EXECUTIVE PARKWAY, SUITE 200
                           SAN RAMON, CALIFORNIA 94583

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 21, 2006


TO THE STOCKHOLDERS OF SBE, INC.:

      You are cordially invited to attend the Annual Meeting of Stockholders of SBE, Inc., a Delaware corporation (the "Company"). The meeting will be held on Tuesday, March 21, 2006, at 9:00 a.m. local time at the Company's offices at 4000 Executive Parkway, Suite 200, San Ramon, California 94583 for the following purposes:

1. To elect one director to hold office until the 2009 Annual Meeting of Stockholders;

2. To approve the Company's 2006 Equity Incentive Plan, which is intended to replace the Company's expired 1996 Stock Option Plan;

3. To ratify the selection of BDO Seidman, LLP by the Audit Committee of the Board of Directors as independent auditors of the Company for its fiscal year ending October 31, 2006; and

4.    To conduct any other business properly brought before the meeting.

      These items of business are more fully described in the Proxy Statement accompanying this Notice.

      The record date for the Annual Meeting is February 8, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ David W. Brunton

                                          DAVID W. BRUNTON
                                          Secretary

San Ramon, California
February 15, 2006


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      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT
YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.
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                                      -2-

                                    SBE, INC.
                        4000 EXECUTIVE PARKWAY, SUITE 200
                           SAN RAMON, CALIFORNIA 94583

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 21, 2006

                INFORMATION ABOUT THIS PROXY MATERIAL AND VOTING

GENERAL

      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of SBE, Inc. (sometimes referred to as the "Company") is soliciting your proxy to vote at the Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

      The Company intends to mail this proxy statement and accompanying proxy card on or about February 15, 2006 to all stockholders of record entitled to vote at the annual meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

      Only stockholders of record at the close of business on February 8, 2006 will be entitled to vote at the annual meeting. On this record date, there were 9,991,157 shares of common stock outstanding and entitled to vote.

      Stockholder of Record: Shares Registered in Your Name

      If on February 8, 2006 your shares were registered directly in your name with SBE, Inc.'s transfer agent, American Stock Transfer & Trust, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

      Beneficial Owner: Shares Registered in the Name of a Broker or Bank

      If on February 8, 2006 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

ISSUES TO BE VOTED ON

      There are three matters scheduled for a vote:

      o     Election of one director;

      o Approval of the proposed 2006 Equity Incentive Plan, which is intended to replace the Company's expired 1996 Stock Option Plan; and

      o Ratification of BDO Seidman, LLP as independent auditors of the Company for its fiscal year ending October 31, 2006.

VOTING PROCEDURE

      You may either vote "For" the nominee to the Board of Directors (the "Board") or you may "Withhold" your vote. For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

      Stockholder of Record: Shares Registered in Your Name

      If you are a stockholder of record, you may vote in person at the annual meeting, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

      o To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

      o To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

      Beneficial Owner: Shares Registered in the Name of Broker or Bank

      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from SBE, Inc. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

NUMBER OF VOTES

      On each matter to be voted upon, you have one vote for each share of common stock you own as of February 8, 2006.

VOTING BY PROXY

      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of each of the nominees for director, for the approval of the proposed 2006 Equity Incentive Plan and for the ratification of BDO Seidman, LLP as independent auditors of the Company for the fiscal year ending October 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

COST OF PROXY SOLICITATION

      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

RECEIPT OF MULTIPLE PROXY CARDS

      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return EACH proxy card to ensure that all of your shares are voted.

REVOCATION OF PROXY

      You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

      o You may submit another properly completed proxy card with a later date;

      o You may send a written notice that you are revoking your proxy to SBE, Inc.'s Secretary at 4000 Executive Parkway, Suite 200, San Ramon, California 94583; or

      o If you are a stockholder of record, you may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

STOCKHOLDER PROPOSALS

      To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by October 20, 2006, to the Secretary of SBE, Inc., 4000 Executive Parkway, Suite 200, San Ramon, California 94583. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must do so by not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting of stockholders (no earlier than November 24, 2006 and no later than December 24, 2006, as currently scheduled); provided, however, that in the event that the date of the annual meeting of stockholders is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting of stockholders, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders wishing to submit any such proposal are also advised to review Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

COUNTING OF VOTES

      Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

      If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

VOTES REQUIRED TO APPROVE EACH PROPOSAL

      o To be elected, a director must receive a plurality of the "For" votes cast (among votes properly cast in person or by proxy). Only votes "For" or "Withheld" will affect the outcome.

      o To be approved, Proposal No. 2 to approve the Company's 2006 Equity Incentive Plan must receive a "For" vote from the majority of shares present in person or represented by proxy and entitled to vote.

      o To be approved, Proposal No. 3 to ratify BDO Seidman LLP as independent auditors of the Company for the fiscal year ending October 31, 2006 must receive a "For" vote from the majority of shares present either in person or by proxy and entitled to vote.

      If you "Abstain" from voting, it will have the same effect as an "Against" or "Withheld" vote. Broker non-votes will have no effect.

QUORUM REQUIREMENT

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 9,991,157 shares outstanding and entitled to vote. Thus, at least 4,995,579 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

      Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

RESULTS OF THE VOTING AT THE ANNUAL MEETING

      Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company's quarterly report on Form 10-Q for the quarter ending April 30, 2006.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director's successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

      The Board presently has five members. There is one director in the class whose term of office expires in 2006. If elected at the annual meeting, this nominee would serve until the 2009 annual meeting and until his successor is elected and has qualified, or until his earlier death, resignation or removal. It is the Company's policy to encourage directors and nominees for directors to attend the Annual Meeting. All of the directors attended the 2005 Annual Meeting of Stockholders.

      The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING

WILLIAM B. HEYE, JR.

      Mr. Heye, 67, joined the Company in November 1991 as President, Chief Executive Officer and a member of the Board. Mr. Heye retired from his position as President and Chief Executive Officer on December 31, 2004. Previously he served as Executive Vice President of Ampex Corporation, a manufacturer of high performance scanning recording systems, and President of Ampex Video Systems Corporation, a wholly-owned subsidiary of Ampex Corporation and a manufacturer of professional video recorders and editing systems for the television industry. Mr. Heye's earlier career was with Texas Instruments Inc. where he spent 20 years and served in senior management positions in the United States and abroad, including Vice President and General Manager of Consumer Products and President of Texas Instruments Asia, Ltd. headquartered in Tokyo, Japan. He is currently a member of the Board of TenX Technology Inc., a privately held firm in Austin, Texas.

                        THE BOARD OF DIRECTORS RECOMMENDS
                      A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

MARION M. (MEL) STUCKEY

      Mr. Stuckey, 67, has served as a director since December 2003. Since 2003, Mr. Stuckey has served as the Chief Executive Officer of the DECAF Company LLC, a high-tech polymers company. Since 2001, Mr. Stuckey has also served as Chief Executive Officer of CEO Jumpstart LLC, management consultants to high-technology start-up companies. From 1983 to 2001, Mr. Stuckey was the founder, Chairman of the Board and Chief Executive Officer of Fourth Shift Corporation, an enterprise resource planning systems company. From 1978 to 1982, Mr. Stuckey was the President of Computer Peripherals Inc., a manufacturer of printers and tape drives. From 1962 to 1978, Mr. Stuckey held various positions within the IBM Corporation. Mr. Stuckey was also a pilot for the Bell Helicopter Company and served as a mathematical research officer in the U.S. Navy.

JOHN REARDON

      Mr. Reardon, 45, was appointed as director by unanimous vote of the Board on February 10, 2004. Mr. Reardon has served as President and member of the Board of Directors of The RTC Group, a technical publishing company since 1990. In 1994, Mr. Reardon founded a Dutch corporation, AEE, to expand the activities of The RTC Group into Europe. Mr. Reardon continues to serve on the Board of Directors of One Stop Systems, a computing systems and manufacturing company. Mr. Reardon was selected by the San Diego's Directors Forum as the Director of the Year for Enhanced Economic Value for 2005.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

DANIEL GREY

      Mr. Grey, 51, has served our President and Chief Executive Officer since January 1, 2005. From May 2001 through December 2004, Mr. Grey served as our Senior Vice President Sales and Marketing. From January 2000 until May 2001, Mr. Grey was the Senior Vice President of Sales for SBS Technologies, a provider of embedded computing systems. From 1999 to January 2000, Mr. Grey was Vice President of Sales for LAN Media Corporation, a provider of wide area network connectivity solutions later acquired by SBE. Mr. Grey was the Western Regional Sales Manager for Performance Technologies, Inc. from 1996 to 1999. From 1989 to 1996, Mr. Grey served as the Director of Western Sales for SBE.

RONALD J. RITCHIE

      Mr. Ritchie, 65, has served as a director since 1997 and as Chairman since 2004. From October 1999 to date, Mr. Ritchie has served as president of Ritchie Associates, a business and management consulting firm. From October 1999 to June 2002, Mr. Ritchie also served as director of PixTech, Inc., a provider of field emission displays to worldwide customers, and he served as interim Chief Executive Officer of PixTech from August 2001 to June 2002. Mr. Ritchie served as Chairman of the Board of VXI Electronics, Inc., a supplier of power conversion components, from February 1998 until its acquisition by Celestica Inc. in September 1999. Mr. Ritchie was President and CEO of Akashic Memories Corporation, a firm supplying thin film hard disk media to manufacturers of disk drive products, from November 1996 to January 1998. From May 1994 to November 1996, Mr. Ritchie also served as President of Ritchie Associates. From August 1992 to April 1994, Mr. Ritchie was President and Chief Operating Officer of Computer Products, Inc., a supplier of power conversion components and system applications for the computer and networking industry. Prior to August 1992, Mr. Ritchie held President or senior executive positions at Ampex Corporation, Canaan Computer Corporation, Allied Signal Corporation and Texas Instruments.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

      Independence of the Board of Directors

      As required under the Nasdaq Stock Market ("Nasdaq") listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company's directors, other than Dan Grey and Bill Heye, are independent directors within the meaning of the applicable Nasdaq listing standards.

      Board Committees

      The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The following table provides membership and meeting information for fiscal 2005 for each of the Board committees:

                                                                  Nominating and
Name                                   Audit         Compensation    Governance
------------------------------------   ------------  ------------    ----------

Mr. Daniel Grey
Mr. Marion M. (Mel) Stuckey                   X*            X             X
Mr. John Reardon                              X             X*            X
Mr. Ronald J. Ritchie                         X             X             X*
Mr. William B. Heye, Jr.
Total meetings in fiscal year 2005            5             3             1

*        Committee Chairperson


      Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding "independence" and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

      Audit Committee. The Audit Committee of the Board oversees the Company's corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company's Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company's quarterly financial statements. The Board has adopted a written Audit Committee Charter that is available on the Company's website at http://www.sbei.com/index.php/investors/corporate_governance/.

      The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). All members of the Audit Committee meet Nasdaq's audit committee financial sophistication requirements. The Company does not have an "audit committee financial expert" (as defined in the rules of the Securities and Exchange Commission (the "SEC")) serving on the Audit Committee but the Board believes that the background and financial sophistication of its members are sufficient to fulfill the duties of the Audit Committee. Nasdaq does not currently require that audit committees include an "audit committee financial expert."

      Compensation Committee. The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company's executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company's Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers the Company's stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee Charter that is available on the Company's website at http://www.sbei.com/index.php/investors/corporate_governance/

      Nominating and Governance Committee. The Nominating and Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board and making recommendations to the Board regarding the membership of the committees of the Board. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Board has adopted a written Nominating and Governance Committee Charter that is available on the Company's website at http://www.sbei.com/index.php/investors/corporate_governance/

      The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not received any director nominations from stockholders of the Company.

      The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: SBE, Inc., 4000 Executive Parkway, Suite 200, San Ramon, California 94583, at least six months prior to any meeting at which directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company's stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

      Meetings of the Board of Directors

      The Board met eight times during the last fiscal year. Each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. In addition, as required under Nasdaq listing standards, the Company's independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

      Stockholder Communications with the Board of Directors

      The Company has adopted a policy for stockholder communications with the Board. Persons interested in communicating with any particular director, the independent directors or the Board as a whole may address correspondence to the intended recipient, in care of SBE, Inc. at 4000 Executive Parkway, Suite 200, San Ramon, California 94538. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Governance Committee.

CODE OF ETHICS

      The Company has adopted the SBE, Inc. Code of Business Conduct that applies to all officers, directors and employees. All of the Company's employees must carry out their duties in accordance with the policies set forth in the Code of Business Conduct and with applicable laws and regulations. The Code of Business Conduct contains a separate Code of Ethics that applies specifically to the Company's Chief Executive Officer and senior financial officers. The Code of Business Conduct and Code of Ethics is available on our website at http://www.sbei.com/index.php/investors/corporate_governance/. If the Company makes any substantive amendments to the Code of Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended October 31, 2005. The Audit Committee has also discussed the audited financial statements with management and BDO Seidman, LLP, the Company's independent auditors.

      The Audit Committee has discussed with BDO Seidman, LLP the matters required to be discussed by Statements on Auditing Standards No. 61. The Audit Committee has also discussed with BDO Seidman, LLP the auditor's independence from the Company and its management including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has also received the letter from BDO Seidman, LLP required by the Independence Standards Board Standard No. 1.

      Based on the foregoing review and discussions with management and BDO Seidman, LLP, the Audit Committee has recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended October 31, 2005, to be filed with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder approval, the selection of the Company's independent auditors for the year ending October 31, 2006.

                                          Audit Committee Members:

                                          Marion M. (Mel) Stuckey (Chairman)
                                          John Reardon
                                          Ronald J. Ritchie





------------------------------------
1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                   PROPOSAL 2

                   APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN

      In January 2006, the Board adopted the Company's 2006 Equity Incentive Plan (the "2006 Plan") and has reserved 1,500,000 shares for issuance thereunder, subject to stockholder approval. The 2006 Plan was adopted because the Company's 1996 Equity 2006 Plan (the "1996 Plan") expired in January 2006. Until stockholder approval is obtained, the Board does not intend to make any grants of options or other equity awards under the 2006 Plan.

      The Company also has the following additional stock compensation plans in place:

      1996 Stock Option Plan. The 1996 provides a means for employees and consultants of the Company to acquire shares of the Company's common stock through the exercise of stock options and other stock awards. As of February 8, 2006, options covering an aggregate of 1,992,007shares of the Company's common stock were outstanding under the 1996 Plan and no shares remained available for future grants due to the plan's expiration in January 2006. Because the 1996 Plan has expired, any shares returning to the 1996 Plan as a result of option cancellations or expirations will not become available for future grants.

      2001 Non-Employee Directors' Stock Option Plan. The Company's 2001 Non-Employee Directors' Stock Option Plan, as amended (the "Directors' Plan"), provides for the automatic grant of nonstatutory stock option grants to be made to directors who are not also employees of the Company. As of February 8, 2006, options covering an aggregate of 120,000 shares of the Company's common stock were outstanding under the Directors' Plan and 147,750 shares remained available for future grants under the Directors' Plan.

      1992 Employee Stock Purchase Plan. The Company's 1992 Employee Stock Purchase Plan, as amended (the "Purchase Plan") provides a means for employees to purchase common stock of the Company through payroll deductions. All employees of the company are eligible to participate in the Purchase Plan. The Board has suspended the operation of the Purchase Plan and currently does not intend to initiate new offerings under the Purchase Plan until such time, if ever, as the Company's common stock is listed on the Nasdaq National Market. As of February 8, 2006, there were 58,559 shares available for future issuances under the Purchase Plan.

      1998 Non-Officer Stock Option Plan. The Company's 1998 Non-Officer Stock Option Plan (the "Non-Officer Plan") provides a means for non-officer employees to purchase shares of the Company's common stock that do not qualify for treatment as incentive stock options. As of February 8, 2006, options covering an aggregate of 416,351 shares of the Company's common stock were outstanding under the Non-Officer Plan and 4,118 shares remained available for future grants under the Non-Officer Plan.

      PyX 2005 Stock Plan. In connection with the Company's acquisition of PyX Technologies, Inc. ("PyX") in July 2005, the Company assumed each stock option that was outstanding under PyX's 2005 Stock Plan (the "PyX Plan"), whether vested or unvested, in accordance with the existing terms of the PyX Plan and the applicable stock option agreement. As of February 8, 2006, options covering an aggregate of 2,038,950 shares of the Company's common stock were outstanding under the PyX Plan and no shares remained available for future grants under the PyX Plan. The option shares are issuable upon exercise of options, subject to vesting restrictions, that begin to lapse in February 2006.

      Stockholders are requested in this Proposal 2 to approve the 2006 Plan.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

      The essential features of the 2006 Plan are outlined below:

GENERAL

      The 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options and stock bonus awards (collectively "awards"). Incentive stock options granted under the 2006 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 2006 Plan are not intended to qualify as incentive stock options under the Code. See "Material Federal Income Tax Information" for a discussion of the tax treatment of awards.

PURPOSE

      The Board adopted the 2006 Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 45 employees, directors and consultants of the Company and its affiliates are eligible to participate in the 2006 Plan.

ADMINISTRATION

      The Board administers the 2006 Plan. Subject to the provisions of the 2006 Plan, the Board has the power to construe and interpret the 2006 Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

      The Board has the power to delegate administration of the 2006 Plan to a committee composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has delegated administration of the 2006 Plan to the Compensation Committee of the Board. As used herein with respect to the 2006 Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself. The Board also may delegate to one or more officers of the Company the power to designate officers and employees of the Company to receive awards and the number of shares subject to such awards.

      The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The 2006 Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension incentive plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an "outside director" for purposes of Section 162(m).

STOCK SUBJECT TO THE 2006 PLAN

      Subject to this Proposal, an aggregate of 1,500,000 shares of common stock is reserved for issuance under the 2006 Plan. If awards granted under the 2006 Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the 2006 Plan. If the Company reacquires unvested stock issued under the 2006 Plan, the reacquired stock will again become available for reissuance under the 2006 Plan.

ELIGIBILITY

      Incentive stock options may be granted under the 2006 Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the 2006 Plan.

      No incentive stock option may be granted under the 2006 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2006 Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

      No employee may be granted options under the 2006 Plan exercisable for more than 150,000 shares of common stock during any calendar year ("Section 162(m) Limitation").

TERMS OF OPTIONS

      The following is a description of the permissible terms of options under the 2006 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant. If options were granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Material Federal Income Tax Information." As of February 8, 2006, the closing price of the Company's common stock as reported on the Nasdaq SmallCap Market System was $1.35 per share.

      The exercise price of options granted under the 2006 Plan must be paid either in cash at the time the option is exercised or (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement, or
(iii) in any other form of legal consideration acceptable to the Board.

      Repricing. In the event of a decline in the value of the Company's common stock, the Board has the authority to offer participants the opportunity to replace outstanding higher priced options with new lower priced options. To the extent required by Section 162(m) of the Code, a repriced option is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the Section 162(m) Limitation.

      Option Exercise. Options granted under the 2006 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 2006 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant's service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned common stock of the Company or by a combination of these means.

      Term. The maximum term of options under the 2006 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 2006 Plan will generally terminate three months after termination of the participant's service unless (i) such termination is due to the participant's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant's service has terminated, or within a certain number of months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

      The option term generally is extended in the event that exercise of the option within these periods is prohibited. A participant's option agreement may provide that if the exercise of the option following the termination of the participant's service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the "Securities Act"), then the option will terminate on the earlier of
(i) the expiration of the term of the option or (ii) three months after the termination of the participant's service during which the exercise of the option would not be in violation of such registration requirements.

TERMS OF STOCK BONUSES

      Payment. The Board may award stock bonuses in consideration of past services without a purchase payment.

      Vesting. Shares of stock sold or awarded under the 2006 Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board.

      Restrictions on Transfer. The Board determines the restrictions on transfer of a stock bonus award.

RESTRICTIONS ON TRANSFER

      The participant may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an option. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

ADJUSTMENT PROVISIONS

      Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares or change in corporate structure may change the type(s), class(es) and number of shares of common stock subject to the 2006 Plan and outstanding awards. In that event, the 2006 Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of common stock subject to the 2006 Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of common stock subject to such awards.

EFFECT OF CERTAIN CORPORATE TRANSACTIONS

      In the event of (i) the sale or other disposition of all or substantially all of the consolidated assets of the Company, (ii) the sale or other disposition of at least 90% of the outstanding securities of the Company, or
(iii) certain specified types of merger, consolidation or similar transactions (collectively, "corporate transaction"), any surviving or acquiring corporation may continue or assume awards outstanding under the 2006 Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume such awards or to substitute similar awards, then with respect to awards held by participants whose service with the Company or an affiliate has not terminated as of the effective date of the corporate transaction, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to such effective date.

      The 2006 Plan also provides that, in the event of a dissolution or liquidation, all outstanding awards shall terminate.

      The acceleration of an award in the event of a corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

      The Board may suspend or terminate the 2006 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2006 Plan will terminate on the tenth anniversary of the date the Incentive Plan was adopted by the Board.

      The Board may also amend the 2006 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board to the extent such approval is necessary to satisfy applicable law. The Board may submit any other amendment to the 2006 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

MATERIAL FEDERAL INCOME TAX INFORMATION

      Incentive Stock Options. Incentive stock options under the 2006 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

      There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

      If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

      Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

      To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 2006 Plan generally have the following federal income tax consequences.

      There are no tax consequences to the participant or the Company by reason of the grant of the awards. However, if the strike price of a nonstatutory stock option can, at any time, be less than the fair market value of the stock on the grant date, Section 409A of the Code imposes ordinary income and employment tax liability for the participant as the option vests in an amount equal to the difference between the fair market value of the stock on the vesting date and the strike price. In addition, Section 409A imposes a penalty of 20% of such amount and an interest charge. The Company would be responsible for withholding these tax amounts. Upon acquisition of the stock under any of these awards, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

      Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

      Awards to purchase restricted stock and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount -- or formula used to calculate the amount -- payable upon attainment of the performance goal).

                                   PROPOSAL 3

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board has selected BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending October 31, 2006 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. BDO Seidman, LLP has audited the Company's financial statements since 2003. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO Seidman, LLP as the Company's independent auditors. However, the Audit Committee of the Board is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

      The following table represents aggregate fees billed to the Company for fiscal years ended October 31, 2005 and 2004, by BDO Seidman, LLP, the Company's principal accountant.

                                        FISCAL YEAR ENDED
                                        (IN THOUSANDS)
                                        -----------------------------
                                        2005             2004
----------------------------------      -------------    ------------
Audit Fees                              $116             $73
Audit-related Fees (1)                  36               0
Tax Fees (2)                            12               12
All Other Fees                          0                0
                                        -------------    ------------
  Total Fees                            $164             $85

----------------------------

(1) Fees paid for audit services related to the acquisition of PyX Technologies, Inc.

(2) Fees paid for preparation and filing of the Company's federal and state income tax returns.

      All fees described above were approved by the Audit Committee. The Audit Committee has determined that the rendering of the foregoing services other than audit services by BDO Seidman, LLP is compatible with maintaining the principal accountant's independence.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

      The Audit Committee has not approved any formal policy concerning pre-approval of the auditors to perform both audit and non-audit services (services other than audit, review and attest services). Instead, on a case by case basis, any audit or non-audit services proposed to be performed are considered by and, if deemed appropriate, approved by the Audit Committee in advance of the performance of such services. All of the fees earned by BDO Seidman, LLP described above were attributable to services pre-approved by the Audit Committee.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company's common stock as of January 10, 2006 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. The address for each of the persons and entities set forth below is c/o SBE, Inc., 4000 Executive Parkway, Suite 200, San Ramon, California 94583.

                                                                       BENEFICIAL OWNERSHIP (1) (6)
                                                                       ----------------------------
BENEFICIAL OWNER                                                       NUMBER OF SHARES        PERCENT OF TOTAL(2)
------------------------------------------------------------------     -------------------     --------------------

Mr. Andre Hedrick ................................................     1,472,000               14.9%

Mr. Daniel Grey (3)...............................................     291,610                 2.9%

Mr. William B. Heye, Jr. (3)(4)...................................     309,350                 3.0%

Mr. John Reardon (3)..............................................     15,000                  *

Mr. Ronald J. Ritchie (3).........................................     30,000                  *

Mr. Marion M. (Mel) Stuckey (3)...................................     15,000                  *

Mr. David Brunton (3).............................................     253,527                 2.5%

Mr. Steven Nester (3).............................................     114,900                 1.1%

Mr. Kirk Anderson (3).............................................     131,750                 1.3%

Ms. Yee-Ling Chin (3).............................................     32,291                  *

Mr. Ignacio C. Munio (5)..........................................     98,945                  1.0%


All executive officers and directors as a group (10 persons) (3) .     2,764,373               25.1%


------------------------

*     Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages are based on 9,892,347 shares outstanding on January 10, 2006, adjusted as required by rules promulgated by the SEC.

(3)   Includes 291,610, 307,637, 15,000, 15,000, 15,000, 184,527, 114,900,
      131,750 and 32,291 shares that Messrs. Grey, Heye, Reardon, Ritchie, Stuckey, Brunton, Nester, Anderson and Ms. Chin, respectively, have the right to acquire within 60 days after the date of this table under outstanding stock options.

(4)   Includes 50 shares held by Joan G. Heye, the wife of Mr. Heye.

(5)   Mr. Munio left the Company on October 4, 2005.

(6) Does not include restricted stock awarded on January 16, 2006 - (see Compensation of Directors and Officer Compensation).


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 2005, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            COMPENSATION OF DIRECTORS

      In January 2006, as part of a company-wide reduction in salaries and other expenses, the Company revised its director compensation policy to suspend all cash fees and retainers payable to its directors. In place of such cash payments, the Board made a restricted stock grant of 10,227 shares to Ronald Ritchie, the Chairman of the Board, and restricted stock grants of 6,818 shares to each of the three other non-employee directors, Mel Stuckey, John Reardon and William B. Heye, Jr. Such stock grants were made pursuant to the 1996 Plan and will vest in three equal monthly installments, for so long as the directors continue to act as directors (or employees or consultants) of the Company, with the first installment vesting on January 31, 2006.

      Prior to adoption of the company-wide reduction in salaries and other expenses, each non-employee director of the Company received an annual retainer of $30,000, payable monthly in arrears. The Chairman of the Board received an annual retainer of $45,000, payable monthly in arrears. No director has been entitled to receive a per-meeting fee since March 2004, when the Company's director compensation policy was revised to eliminate such fees and replace them with the annual retainers described above. In the fiscal year ended October 31, 2005, the total cash compensation paid to non-employee directors was $130,000. The members of the Board are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

      Each non-employee director of the Company also receives stock option grants under the Directors' Plan. Only non-employee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan do not qualify as incentive stock options under the Internal Revenue Code. Option grants under the Directors' Plan are non-discretionary. Upon a non-employee director's initial appointment or election to the Board, he or she is automatically granted an option to purchase 15,000 shares of common stock of the Company under the Directors' Plan. On April 1 of each year (or the next business day if that date is a legal holiday), each non-employee director is automatically granted an additional option to purchase 10,000 shares of common stock of the Company under the Directors' Plan. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the Directors' Plan may not be exercised until the date upon which the optionee (or the affiliate of the optionee) has provided one year of continuous service as a non-employee director following the date of grant of such option, at which point 100% of the option becomes exercisable. The options will fully vest upon a change of control, as defined in the Directors' Plan, unless the acquiring company assumes the options or substitutes similar options. The term of options granted under the Directors' Plan is seven years.

      During the last fiscal year, the Company granted options covering 55,000 shares to non-employee directors of the Company, of which 40,000 were granted at an exercise price of $2.79 per share and 15,000 were granted at an exercise price of $4.00 per share. The fair market value of such common stock on the dates of grant was $2.79 and $4.00 per share, respectively (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of the date of this proxy statement, no options had been exercised under the Directors' Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

      The following table shows for the fiscal years ended October 31, 2003, 2004 and 2005, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at October 31, 2005 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                         LONG-TERM COMPENSATION AWARDS
                                                                     OTHER
                                                                     ANNUAL          RESTRICTED      SECURITIES        ALL OTHER
NAME AND PRINCIPAL                                                   COMPEN-SATION   STOCK           UNDERLYING        COMPEN-SATION
                                                                            -------                                           ------
POSITION                       YEAR      SALARY ($)    BONUS ($)     ($)(1)          AWARDS ($)      OPTIONS (#)       ($)(2)
--------                       ----      ----------    ---------     ------          ----------      -----------       ------
Mr. Daniel Grey                2005      200,000       --            693             --              200,000           2,875
President and Chief            2004      200,904       --            4,052           --              25,000            6,000
Executive Officer (3)          2003      200,004       --            4,051           --              --                3,500
Mr. David Brunton              2005      170,000       --            1,058           --              100,000           3,613
Vice President, Finance and    2004      167,500       --            541             --              25,000            4,875
Chief Financial Officer        2003      140,000       --            444             --              --                4,200
Mr. Steve Nester               2005      158,583       11,500        883             --              50,000            4,413
Vice President of Business     2004      105,849       --            269             --              --                3,532
Development                    2003      184,710       --            318             --              --                3,300
Mr. Kirk Anderson              2005      132,888       --            270             --              --                3,879
Vice President, Operations     2004      130,000       --            263             --              --                3,828
                               2003      110,297       --            175             --              --                3,500
Ms. Yee-Ling Chin              2005      120,000       --            125             --              25,000            3,600
Vice President, Marketing      2004      120,000       --            94              --              --                3,600
                               2003      58,200        --            47              --              50,000            1,500
Mr. William B. Heye, Jr.       2005      --            --            --              --              75,000            208,333
President and Chief            2004      250,000       --            4,968           --              125,000           6,000
Executive Officer (4)          2003      238,028       1,000         4,968           --              --                5,100
Mr. Ignacio C. Munio           2005      168,767       --            870             195,896         228,945           5,075
Vice President, Engineering    2004      175,000       25,000        1,099           85,800(5)       --                5,250
(5)                            2003      70,335        62,000        245             --              ----------------  2,110
                                                                                                     50,000

(1)   Includes $693, $1,058, $883, $270, $125 and $870 attributable in fiscal
      2005 to Messrs. Grey, Brunton, Nester, Anderson, Ms. Chin and Mr. Munio, respectively, $4,052, $541, $269, $263, $94, $4,968 and $1,099
      attributable in fiscal 2004 to Messrs. Grey, Brunton, Nester, Anderson, Ms. Chin and Messrs. Heye and Munio, respectively, $4,051, $444, $318, $175, $47, $4,968 and $245 attributable in fiscal 2003 to Messrs. Grey, Brunton, Nester, Anderson, Ms. Chin and Messrs. Heye and Munio, respectively, for premiums paid by the Company for group term life insurance. Also includes $3,600 attributable in each of fiscal 2004 and 2003 to Mr. Grey for an automobile allowance.

(2) The sum for each Named Executive Officer was paid by the Company as matching and profit sharing contributions to the Company's Savings and Investment Plan and Trust. The sum of $208,333 was paid to Mr. Heye and the Company granted Mr. Heye an option to purchase 75,000 shares of common stock at an exercise price of $4.00 per share as severance in connection with his retirement as President and Chief Executive Officer effective December 31, 2004. See "Severance and Change of Control" for a description of the severance arrangements with Mr. Heye.

(3) Mr. Grey was Vice President, Sales prior to being promoted to the office of President and Chief Executive Officer effective January 1, 2005.

(4)   Mr. Heye retired on December 31, 2004.

(5) Mr. Munio left the Company on October 4, 2005. See "Certain Transactions" for a description of the agreement under which Mr. Munio received shares of the Company's common stock.

STOCK OPTION GRANTS AND EXERCISES

      The Company grants options to its executive officers under its 1996 Stock Option Plan (the "1996 Plan"). As of January 1, 2006, options to purchase a total of 1,823,214 shares were outstanding under the 1996 Plan and 221,023 shares remained available for grant under the plan. Options granted under the 1996 Plan during the year ended October 31, 2005 vest over a 3 to 4 year period, 25% to 33% after one year and 2% to 3% monthly thereafter. The options will fully vest upon a change of control, as defined in the 1996 Plan, unless the acquiring company assumes the options or substitutes similar options. The term of options granted under the 1996 Plan is generally seven years. The following tables show for the fiscal year ended October 31, 2005, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF STOCK
                                                                                                  PRICE APPRECIATION
                                  INDIVIDUAL GRANTS                                               FOR OPTION TERM(1)
                                  -----------------                                               ------------------
                                  NUMBER OF        % OF TOTAL
                                  SECURITIES       OPTIONS
                                  UNDERLYING       GRANTED TO
                                  OPTIONS          EMPLOYEES IN   EXERCISE OR BASE  EXPIRA- TION
NAME                              GRANTED (#)      FISCAL YEAR    PRICE ($/SH)      DATE          5% ($)       10% ($)
----                              -----------      -----------    ------------      ----          ------       -------
Mr. Daniel Grey                   100,000          12.7%          4.00              01/01/2012    162,840      379,487
                                  100,000          12.7%          2.95              03/31/2012    120,095      279,872
Mr. David Brunton                 100,000          12.7%          2.95              03/31/2012    120,095      279,872
Mr. Steve Nester                  50,000           6.3%           2.59              12/14/2012    52,720       122,859
Mr. Kirk Anderson                 --               --             --                --            --           --
Ms. Yee-Ling Chin                 25,000           3.2%           2.59              12/14/2012    26,360       61,429
Mr. William B. Heye, Jr.(2)       75,000           9.5%           4.00              01/01/2012    122,130      284,615
Mr. Ignacio C. Munio (3)          200,000          25.4%          4.00              01/04/2006    325,680      488,408
                                  28,945           3.7%           2.86              01/04/2006    33,701       78,537


--------------------------

(1) The potential realizable value is based on the term of the option at the time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance or take into account any taxes that may be payable in connection with the transaction. Actual gains, if any, are dependent on the actual future performance of the Company's common stock and no gain to the optionee is possible unless the stock price increases after the date of grant, which increase, if any, would benefit all stockholders.

(2) Does not include 25,000 shares subject to option grants made to Mr. Heye in connection with his service as a member of the Board of Directors after his retirement as President and Chief Executive Officer on December 31, 2004.

(3) Mr. Munio left the Company on October 4, 2005 prior to vesting of any of the stock options granted during the year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING                VALUE OF UNEXERCISED
                                                                    UNEXERCISED               IN-THE-MONEY
                                                                    OPTIONS AT                OPTIONS AT
                                                                    FISCAL YEAR-END (#)       FISCAL YEAR-END ($)
                              SHARES ACQUIRED    VALUE              EXERCISABLE/              EXERCISABLE/
NAME                          ON EXERCISE (#)    REALIZED ($)(1)    UNEXERCISABLE(2)(3)       UNEXERCISABLE(2)(4)
----                          ---------------    ---------------    -------------------       -------------------
Mr. Daniel Grey               --                 --                 262,435/212,565           170,000/0
Mr. David Brunton             --                 --                 182,435/112,565           283,400/0
Mr. Steve Nester              --                 --                 114,900/50,000            13,080/500
Mr. Kirk Anderson             --                 --                 135,750/16,000            173,400/27,200
Ms. Yee-Ling Chin             --                 --                 28,124/46,876             35,999/27,200
Mr. William B. Heye, Jr.(5)   --                 --                 312,175/122,825           110,500/59,500
Mr. Ignacio C. Munio(6)       --                 --                 43,747/6,253              0/0


--------------------------

(1) Value realized is based on the fair market value of the Company's common stock on the date of exercise minus the exercise price without taking into account any taxes that may be payable in connection with the transaction.

(2)   Reflects shares vested and unvested at October 31, 2005.

(3) Includes both "in the money" and "out of the money" options. "In the money" options are options with exercise prices below the market price of the Company's common stock at October 31, 2005 ($2.60).

(4) Fair market value of the Company's common stock at October 31, 2005 ($2.60) minus the exercise price of the options.

(5) Does not include 25,000 shares subject to option grants made to Mr. Heye in connection with his service as a member of the Board of Directors after his retirement as President and Chief Executive Officer on December 31, 2004.

(6)   Mr. Munio left the Company on October 4, 2005.

SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

      Effective December 31, 2004, William B. Heye, Jr. resigned from his position as President and Chief Executive Officer of the Company. In connection with Mr. Heye's retirement, and Mr. Heye's execution of a customary release of claims, the Company agreed to pay him severance in the amount of $250,000, less legally required withholdings and deductions, and to grant him an option to purchase 75,000 shares of the Company's common stock at an exercise price of $4.00 per share, which option shall vest on a monthly basis from February 1, 2005 through March 31, 2006 (or the date of the 2006 annual meeting of stockholders, if earlier). The severance amount will be paid in the form of continuing base salary payments, paid in equal semi-monthly installments over a twelve month period on the Company's customary payroll payment dates.

      The Company has entered into an Executive Severance Benefits Agreement with Messrs. Grey, Brunton, and Anderson. Each agreement provides that if the Company engaged in a change in control transaction (as defined in such agreement) and the individual's employment with the Company or its successor is terminated by the employer without cause (as defined in such agreement), or the individual resigns for good reason (as defined in such agreement) within six months after such change in control, the vesting of such individual's options to purchase Company common stock will vest in full, subject to execution of a customary release of claims. In addition, in such event, also subject to execution of a customary release of claims, Messrs. Grey and Brunton would be entitled to receive (1) an amount equal to six months of the executive's base salary (as then in effect) paid in equal monthly installments over the six months following the termination and (2) the pro-rata share of any bonus to which that executive would have been entitled had that executive's employment with the Company continued. The Company has entered into an agreement with Ms. Yee-Ling Chin pursuant to which the Company agreed to pay Ms. Chin an amount equal to four months of her salary as severance for any termination of her employment other than for cause.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(2)

      The Compensation Committee of the Board is responsible for the administration of the compensation programs in effect for the Company's executive officers. The Compensation Committee currently consists of John Reardon, Ronald J. Ritchie and Marion M. (Mel) Stuckey, none of whom is an employee of the Company. The compensation programs have been designed to ensure that the compensation paid to the executive officers is substantially linked to both Company and individual performance. Accordingly, a significant portion of the compensation for which an executive officer is eligible is comprised of variable components based upon individual achievement and Company performance measures.

      Executive Compensation Principles

      The design and implementation of the Company's executive compensation programs are based on a series of general principles. These principles may be summarized as follows:

      o Align the interests of management and stockholders to build stockholder value by the encouragement of consistent, long-term Company growth.

      o Attract and retain key executive officers essential to the long-term success of the Company;

      o Reward executive officers for long-term corporate success by facilitating their ability to acquire an ownership interest in the Company;

--------------------------

(2) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

      o Provide direct linkage between the compensation payable to executive officers and the Company's attainment of annual and long-term financial goals and targets; and

      o Emphasize reward for performance at the individual and corporate level.

      Components of Executive Compensation in Fiscal 2005

      For fiscal 2005, the Company's executive compensation programs included the following components:

      o     Base Salary;

      o     Cash Bonus;

      o     Long-Term Incentives; and

      o     Benefits and Perquisites

      Base Salary

      The base salary for each executive officer is determined on the basis of individual performance, the functions performed by the executive officer and the scope of the executive officer's ongoing responsibilities, and the salary levels in effect for comparable positions based on information provided by the compensation surveys referenced above and comparator information. The weight given to each of these factors varies from individual to individual. In general, base salary is designed primarily to be competitive within the relevant industry and geographic market.

      Each executive officer's base salary is reviewed annually to ensure appropriateness, and increases to base salary are made to reflect competitive market increases and individual factors. Company performance does not play a significant role in the determination of base salary.

      Cash Bonus

      The Company's Management 2006 Plan provides for the funding of a bonus pool based upon a predetermined increase in cash flow from operations. Executive officers are eligible to receive cash performance bonuses ranging from 30% to 50% of their salary. In fiscal 2005, no executive officer received a cash bonus under this plan. Additionally, each officer is eligible to participate in the Company's Savings and Investment Plan and Trust and receive matching and profit sharing contributions as determined by the Board.

      Long-Term Incentives

      Long-term incentives are provided through stock option grants. These option grants are intended to motivate the executive officers to manage the business to improve long-term Company performance. Customarily, option grants are made with exercise prices equal to the market price of the shares on the date of grant and will be of no value unless the market price of the Company's outstanding common shares appreciates, thereby aligning a substantial part of the executive officer's compensation package with the return realized by the stockholders.

      The size of each option grant is designed to create a meaningful opportunity for stock ownership and is based upon several factors, including relevant information contained in the compensation surveys described above, an assessment of the option grants of comparable companies and the individual performance of each executive officer. Each option grant allows the executive officer to acquire shares of the Company's common stock at a fixed price per share (customarily the market price on the grant date) over a specified period of time (customarily seven years). The option generally vests in equal installments over a period of three to four years, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company and the market price of the underlying shares appreciates over the option term.

      In fiscal 2005, the committee granted stock options to the Named Executive Officers as set forth in the table above entitled "Option Grants in Last Fiscal Year." The committee believes that stock options, particularly incentive stock options, encourage long-term Company stock ownership, and therefore that such grants are in the best interests of the Company and its stockholders.

      Benefits and Perquisites

      The benefits and perquisites component of executive compensation is generally similar to that which is offered to all of the Company's employees or that are typical in the industry for an executive's position or circumstances.

      Chief Executive Officer (CEO) Compensation

      In setting the compensation payable to the Chief Executive Officer, the goal is to provide compensation competitive with other companies in the industry while at the same time making a significant percentage of the Chief Executive Officer's potential earnings subject to consistent, positive, long-term Company performance. In general, the factors utilized in determining the Chief Executive Officer's compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs.

                                          Members of the Compensation Committee

                                          John Reardon (Chairman)
                                          Ronald J. Ritchie
                                          Marion M. (Mel) Stuckey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As noted above, during the fiscal year ended October 31, 2005, the Compensation Committee consisted of Messrs. Reardon, Ritchie and Stuckey. None of these non-employee directors has any interlocking or other type of relationship that would call into question his independence as a Compensation Committee member.

                     PERFORMANCE MEASUREMENT COMPARISON(3)

      The following graph shows the total stockholder return of an investment of $100 in cash on October 31, 1999 for (i) the Company's common stock, (ii) the Total Return for the Nasdaq Stock Market (United States companies) ("Nasdaq Stock Market") and (iii) the Nasdaq Telecommunications Index ("Nasdaq Telecommunications"). All values assume reinvestment of the full amount of all dividends and are calculated as of October 31 of each year:



                         |BAR CHART|



--------------------------

      3) The material in this section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

INDEMNIFICATION AGREEMENTS

      The Company has entered into indemnity agreements with certain officers and directors that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Certificate of Incorporation, as amended, and the Company's By-Laws.

OFFICER COMPENSATION

      In January 2006, the Company approved and announced a company-wide reduction in employee base salaries effective January 16, 2006 and restricted stock grants to all employees, including officers, of the Company pursuant to the Company's 1996 Plan. A total of 233,381 shares of the Company's common stock will be issued pursuant to such restricted stock grants. The stock grants will vest in five ratable semi-monthly installments, for so long as the employees continue to act as employees (or directors or consultants) of the Company, with the first installment vesting on January 31, 2006. The salary reductions will remain in effect until such time as the Board determines to increase them.

      The employee salary reduction was adopted in order to reduce the Company's cash operating expenses in the short-term while continuing to develop the Company's next-generation Voice over IP and IP based storage software products. The Company expects to have cash savings of approximately $550,000 per quarter as a result of such salary and director fee reductions and other cost savings measures. With these cash savings, the Company expects to have sufficient cash resources to execute its business plan of developing and selling the next generation of IP based voice and storage products. The Company expects that employees of the Company will sell shares granted pursuant to such stock grants as they vest in order to cover their personal expenses.

      The Company compensates its directors as described under "Compensation of Directors" above. The Company compensated its named executive officers in fiscal 2005 as described under "Compensation of Executive Officers" above. Greg Yamamoto and Andre Hedrick, the Company's only other executive officers, each received a salary of $75,104 in respect of fiscal year 2005. Messrs. Yamamoto and Hedrick became executive officers of the Company in connection with the Company's acquisition of PyX Technologies, Inc. on July 26, 2005. In light of the salary reduction, the Company's executive officers currently receive annual salaries at the following rates:

         Daniel Grey       $140,000
         David Brunton     $119,000
         Greg Yamamoto     $122,500
         Andre Hedrick     $122,500

      In addition to salary, each of the Company's executive officers is eligible to receive a bonus pursuant to the Company's Management Incentive Plan, which is described under "Report of the Compensation Committee of the Board of Directors on Executive Compensation" above, and stock option and other grants as may be made in the sole discretion of the Compensation Committee. Mr. Grey was granted an option to purchase 100,000 shares, effective January 1, 2005, in connection with his promotion to Chief Executive Officer. Mr. Munio was also granted an option to purchase 200,000 shares, effective January 1, 2005. Mr. Munio left the Company on October 4, 2005 prior to the option vesting. The options vest over four years, have a term of seven years and have an exercise price of $4.00 per share, the fair market value of one share of the Company's common stock on the date of grant. Mr. Grey was granted an additional option to purchase 100,000 shares, effective March 31, 200. Mr. Brunton was also granted an option to purchase 100,000 shares, effective March 31, 2005. The options vest over four years, have a term of seven years and have an exercise price of $2.95 per share, the fair market value of one share of the Company's common stock on the date of grant. The Company has entered into severance and change in control arrangements with its executive officers as described under "Severance and Change in Control Arrangements" above.

ACQUISITION AND RELATED PRIVATE PLACEMENT

      In July 2005, the Company acquired PyX Technologies, Inc. ("PyX"), a company engaged in the development, implementation and sale of Internet Small Computer System Interface, or iSCSI, software, a data storage alternative for enterprises and organizations. The Company acquired PyX for a total purchase price of $11,714,000 paid to the selling shareholders of PyX in the form of shares of the Company's common stock. Upon closing of the merger, all of the outstanding shares of PyX common stock were converted into 2,561,050 shares of the Company's common stock. The Company also assumed each stock option that was outstanding under PyX's 2005 Stock Plan in accordance with the existing terms of the PyX Plan and the applicable stock option agreements.

      The Company closed a private placement with AIGH Investment Partners LLC and other accredited investors in July 2005. The Company sold 2,060,000 units, each unit consisting of one share of the Company's common stock and a warrant to purchase 0.5 shares of the Company's common stock, at a per-unit price of $2.50, resulting in gross proceeds to the Company of $5,150,000. The warrants issued in connection with the private placement have a term of five years and will be exercisable at a $3.33 per share price, subject to proportional adjustments for stock splits, stock dividends, recapitalizations and the like. The shares of the Company's common stock issuable upon exercise of the warrants will be subject to adjustment in the event the Company issues shares of its common stock at a price less than the then applicable purchase price of the warrants, subject to certain customary exceptions, including, among other things, issuances to employees, officers and directors under the Company's equity compensation plans. The purchasers in the private placement have the right to participate in any future private placements of the Company's equity securities for a period of two years following the closing of the private placement, subject to certain customary exceptions, including, among other things, issuances of common stock to employees, officers and directors under the Company's equity compensation plans.

      Mr. Greg Yamamoto, currently the Company's Executive Vice President, was the Chief Executive Officer of PyX prior to the merger. Mr. Yamamoto beneficially owned 200,000 shares of PyX common stock and options to purchase up to an additional 750,000 shares of PyX common stock prior to the merger. As a result of the merger, Mr. Yamamoto received 172,000 shares of the Company's common stock and options to purchase up to an additional 345,000 shares of the Company's common stock, representing approximately 1.7% of the outstanding shares of the Company's common stock based on the number of shares outstanding on July 26, 2005. Mr. Yamamoto also invested $200,000 in the private placement and received 80,000 shares of our common stock and a warrant to purchase up to an additional 40,000 shares of our common stock. After consummation of the merger and the private placement, Mr. Yamamoto beneficially owned 2.6% of the outstanding shares of the Company's common stock. Mr. Yamamoto invested an additional $100,000 in the private placement on behalf of his two minor children, Melanie Yamamoto and Nicholas Yamamoto, and each child received 20,000 shares of our common stock and a warrant to purchase up to an additional 10,000 shares of our common stock.

      Mr. Andre Hedrick, currently the Company's Chief Technology Officer, was the President and Chief Technology Officer of PyX prior to the merger. Mr. Hedrick beneficially owned 3,200,000 shares of PyX common stock and options to purchase up to an additional 1,962,500 shares of PyX common stock prior to the merger. As a result of the merger, Mr. Hedrick received 1,472,000 shares of the Company's common stock and options to purchase up to an additional 787,750 shares of the Company's common stock, representing approximately 14.9% of the outstanding shares of the Company's common stock based on the number of shares outstanding on July 26, 2005.

      Mr. Ignacio Munio, formerly the Company's Vice President, Engineering, beneficially owned 25,000 shares of PyX common stock prior to the merger and received 11,500 shares of the Company's common stock in connection with the merger. In addition, Mr. Munio beneficially owned 98,945 shares of the Company's common stock prior to the merger. Upon consummation of the merger and the private placement, Mr. Munio beneficially owned 110,445 shares of the Company's common stock, or 1.1 % of the outstanding shares of the Company's common stock.

ARRANGEMENTS WITH COMPANY OFFICERS

      Mr. Munio was hired by the Company in connection with the Company's acquisition of assets of Antares Microsystems, Inc. In connection with such acquisition, the Company entered into a letter agreement with Mr. Munio providing that Mr. Munio would be entitled to: (a) a total cash incentive bonus of $105,000, $80,000 of which was paid in August 2003 and $25,000 of which was paid in January 2004; (b) a total of 98,945 shares of the Company's common stock, 30,000 of which was issued in fiscal 2004, 30,000 of which was issued in December 2004 and 38,945 of which was issued during the remainder of fiscal 2005; (c) after the fiscal quarter in which the Company has shipped an aggregate of $200,000 of the TCP/IP offload product acquired in the Antares transaction (the "TOE Product"), $15,833 for each quarter in which the Company ships at least $150,000 of the TOE Product, up to a maximum aggregate payment to Mr. Munio of $190,000; and (d) for each $1,000,000 of TOE Products shipped, a payment of either $47,500 in cash or a stock bonus of 22,511 shares of the Company's common stock, to be determined by the Company, up to a maximum aggregate payment of $237,500. To date, the Company has shipped minimal TOE Product.

      In November 1998, the Company amended a stock option that entitled William
B. Heye, Jr., the Company's President and Chief Executive Officer, to acquire 139,400 shares of the Company's common stock at $4.25 per share to provide that such option could be exercised pursuant to a deferred payment alternative. Thereafter, Mr. Heye exercised such option pursuant to the deferred payment alternative, with a net value realized (the difference between the exercise price and the fair market value of such shares, based on the closing sales price reported on the Nasdaq National Market for the date of exercise) of $331,075. In connection with such exercise, Mr. Heye borrowed $743,950 from the Company, an amount equal to the sum of the exercise price for such option and certain taxes payable by Mr. Heye upon such exercise. Such loan was evidenced by a full recourse promissory note in the amount of $743,950, the payment of which is secured by all shares of the Company's common stock (including after-acquired shares) held by Mr. Heye. In October 2000, the Board extended the term of the note to November 2001. In December 2001, the Board amended, restated and consolidated the note to extend the term of the note to December 2003 and to require certain mandatory repayments of principal of between $25,000 to $100,000 each year while the note is outstanding. Such loan bore interest at a rate of 2.48% per annum, with interest payments due annually and the entire principal amount due in December 2003. Such loan was repaid in full by Mr. Heye prior to the due date.

                        HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are SBE, Inc. stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to the Secretary of the Company at 4000 Executive Parkway, Suite 200, San Ramon, California 94583. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

                                  OTHER MATTERS

      The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ David W. Brunton

                                          David W. Brunton
                                          Secretary


February 15, 2006


      A COPY OF THE COMPANY'S ANNUAL REPORT FILED WITH THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2005 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, SBE, INC., 4000 EXECUTIVE PARKWAY, SUITE 200, SAN RAMON, CALIFORNIA 94583.

                        ANNUAL MEETING OF STOCKHOLDERS OF

                                    SBE, INC.

                                 MARCH 21, 2006





                           PLEASE DATE, SIGN AND MAIL
                             YOUR PROXY CARD IN THE
                            ENVELOPE PROVIDED AS SOON
                                  AS POSSIBLE.



                   ~/ Please detach along perforated line and mail in the envelope provided. ~/

------------------------------------------------------------------------------------------------------------------------------------

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW AND FOR PROPOSAL 2 AND PROPOSAL 3.
      PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

------------------------------------------------------------------------------------------------------------------------------------
1.    To elect one director to hold office                                                                     FOR  AGAINST  ABSTAIN
      until the 2009 Annual Meeting of
      Stockholders and until a successor is
      elected and duly qualified.                                      NOMINEES:
----------------------------------------------------------                                                     |-|    |-|    |-|
|_|   FOR NOMINEE               |_|   William B. Heye, Jr.      2.   To ratify selection of BDO Seidman, LLP
                                                                     as the Company's independent auditors
|_|   WITHHOLD AUTHORITY FOR                                         for the fiscal year ending October 31,
      NOMINEE                                                        2006.

                                                                                                               |-|    |-|    |-|

                                                                3.   To approve the Company's 2006 Equity
                                                                     Incentive Plan and reserve 1,500,000
                                                                     shares of common stock for issuance
                                                                     under the Plan.



--------------------------------------------------------
To change the address on your account,
please check the box at right and
indicate your new address in the address
space above. Please note that changes to          |_|
the registered name(s) on the account
may not be submitted via this method.
--------------------------------------------------------



Signature of Stockholder                         Date               Signature of Stockholder                   Date
                        -----------------------      --------------                         ------------------      ---------------

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                      PROXY

                                    SBE, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 21, 2006

      The undersigned hereby appoints DAN GREY and DAVID W. BRUNTON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of SBE, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of SBE, Inc. to be held at 4000 Executive Parkway, Suite 200, San Ramon, California, on Tuesday, March 21, 2006 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)